News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433

Sept. 11, 2013
(N)
NYSE:STR
13-13

Contact:     Thomas C. Jepperson
Business:    (801) 324-2648

Rebecca Ranich Appointed to Questar Board of Directors

SALT LAKE CITY - Questar Corp. (NYSE:STR) announced today that the company's board of directors appointed Rebecca Ranich to serve as a company director. Ms. Ranich's appointment, effective Oct. 1, 2013, will expire at the 2014 annual meeting of shareholders, at which time her continued service will be subject to shareholder approval. With Ms. Ranich's appointment, Questar's board approved increasing its membership to nine.

“Rebecca brings a wealth of industry experience to our board,” said Questar Chairman and CEO Ron Jibson. “We're very fortunate to add someone who's respected nationally and internationally for her strategic focus and insight into the key issues affecting energy today.”

Ms. Ranich is a former energy executive with more than 25 years of leadership experience in the energy industry. She was most recently a director with Deloitte Consulting LLP, where she led the organization's Federal Government Energy Advisory and Sustainability services. In this position she focused on global strategic energy management investments, working with government and industry clients advising on mitigating and managing risks related to energy supply/demand and climate-change issues.

Prior to joining Deloitte Consulting, Rebecca was involved in a number of major oil and gas pipeline projects, including being part of the management team for PSG International to implement a 1,700-kilometer pipeline project transporting natural gas from Turkmenistan to Turkey (the TransCaspian Gas Pipeline); and as an executive with Michael Baker Corporation, a large U.S. engineering firm, with responsibility for Europe and former Soviet Union operations.

Rebecca is the vice chair of the board of directors for the Gas Technology Institute and a member of the Global Advisory Committee for the Earth Day Network's “Women and the Green Economy” (WAGE™) Campaign.

Questar Corp. is a Rockies-based integrated natural gas company with an enterprise value of approximately $5.2 billion, headquartered in Salt Lake City. Questar develops, transports and delivers natural gas.

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For more information, visit Questar's internet site at: http://www.questar.com.